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FOR IMMEDIATE RELEASE              For More Information, Contact:
August 8, 2003                     Randall K. Boatright, Chief Financial Officer
                                   (210) 495-8787



                    DEXTERITY SURGICAL, INC. REPORTS RESULTS
                           FOR THE SECOND QUARTER 2003

San Antonio, Texas August 8, 2003 --- Dexterity Surgical, Inc. (OTC BB: DEXT) announces results of operations for the second quarter ended June 30, 2003. The Company reported a second quarter 2003 net loss applicable to common stock of $536,000 or 4 cents per share, versus the 2002 second quarter loss of $796,000 or 7 cents per share.

For the six months ended June 30, 2003, the net loss was $1,294,000 or 11 cents per basic and diluted share, as compared to a net loss of $1,645,000 or 14 cents per basic and diluted share for the six months ended June 30, 2002.

ABOUT DEXTERITY

Since the introduction of the first Pneumo Sleeve and Protractor in 1995, Dexterity Surgical, Inc. has been the pioneer in the field of Hand Assisted Laparoscopic Surgery. The Company's goal is to provide focused segments of the minimally invasive surgical marketplace with products that enhance patient outcome, increase surgical flexibility and reduce health care costs.


Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.


                            DEXTERITY SURGICAL, INC.

                              Financial Highlights



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                                              Quarter Ended                Six Months Ended
                                                 June 30                        June 30
                                           2003           2002            2003            2002

Net sales                             $    626,540    $    283,021    $    876,717    $    458,510

Net loss applicable to common stock   $   (535,916)   $   (795,895)   $ (1,294,342)   $ (1,645,296)

Basic and diluted loss per share      $       (.04)   $       (.07)   $       (.11)   $       (.14)

Weighted average shares outstanding     12,121,492      12,121,492      12,121,492      12,121,492
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